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EXHIBIT 12(a)

WELLS FARGO & COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(in millions)	Year ended December 31,

	2002	2001	2000	1999	1998
Earnings, including interest on deposits(1):
Income before income tax expense and effect of change in accounting principle	$8,854	$5,479	$6,549	$6,350	$3,665
Fixed charges	4,155	6,893	8,022	5,943	5,935

	$13,009	$12,372	$14,571	$12,293	$9,600

Fixed charges(1):
Interest expense	$3,977	$6,741	$7,860	$5,818	$5,782
Estimated interest component of net rental expense	178	152	162	125	153

	$4,155	$6,893	$8,022	$5,943	$5,935

Ratio of earnings to fixed charges(2)	3.13	1.79	1.82	2.07	1.62

Earnings excluding interest on deposits:
Income before income tax expense and effect of change in accounting principle	$8,854	$5,479	$6,549	$6,350	$3,665
Fixed charges	2,236	3,340	3,933	2,777	2,420

	$11,090	$8,819	$10,482	$9,127	$6,085

Fixed charges:
Interest expense	$3,977	$6,741	$7,860	$5,818	$5,782
Less interest on deposits	1,919	3,553	4,089	3,166	3,515
Estimated interest component of net rental expense	178	152	162	125	153

	$2,236	$3,340	$3,933	$2,777	$2,420

Ratio of earnings to fixed charges(2)	4.96	2.64	2.67	3.29	2.51

(1)
As defined in Item 503(d) of Regulation S-K.
(2)
These computations are included herein in compliance with Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

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  EXHIBIT 12(a)
WELLS FARGO & COMPANY AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES